Exhibit 5

July 16, 2004

Ariba, Inc.

807 11th Avenue

Sunnyvale, California 94089

Re:	Ariba, Inc. (the “Company”) Registration Statement for

an aggregate of 11,685,979 shares of Common Stock

Ladies and Gentlemen:

We refer to your registration on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, of (i) 2,255,140 shares of Common Stock available for issuance under the 1999 Equity Incentive Plan, (ii) 500,000 shares of Common Stock available for issuance under the Employee Stock Purchase Plan (collectively, the “Plans”), (iii) 7,474,699 shares of Common Stock under the FreeMarkets, Inc. Broad Based Equity Incentive Plan and (iv) 1,456,140 shares of Common Stock under the FreeMarkets, Inc. Second Amended and Restated Stock Incentive Plan (collectively, the “FreeMarket Plans”). We advise you that, in our opinion, when such shares have been issued and sold pursuant to the applicable provisions of the Plans and the FreeMarket Plans and in accordance with the Registration Statement, such shares will be validly issued, fully paid and nonassessable shares of the Company’s Common Stock.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP